United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

          October 12, 2005
Date of Report (Date of earliest event reported)

    OVERSEAS SHIPHOLDING GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

1-6749-1
Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

666 Third Avenue
                    New York, New York 10017
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

On October 12, 2005, in connection with the initial public offering of Double Hull Tankers, Inc. ("DHT") (which, until such offering, was a wholly-owned subsidiary of Overseas Shipholding Group, Inc. (the "Registrant")), the Registrant and DHT established the purchase price for the seven vessels that subsidiaries of the Registrant agreed to sell to subsidiaries of DHT (the "DHT Subsidiaries") pursuant to Memoranda of Agreement dated September 20, 2005. The total purchase price consisted of $412.6 million in cash and 14 million shares of DHT common stock, representing 47% of DHT after the public offering. The initial public price for a share of DHT common stock was $12. On October 18, 2005, the subsidiaries of DHT completed the purchase of the seven vessels, constituting three VLCCs and four Aframax tankers, and time chartered the vessels to subsidiaries of the Registrant for periods of five to six and one-half years with renewal options up to an aggregate of an additional five to eight years depending on the vessel. The Registrant previously filed the Memoranda of Agreement and the Time Charters as exhibits to Forms 8-K dated September 20, 2005 and October 6, 2005, respectively.

The Registrant expects to book a gain on the sale and charter back of these vessels in excess of approximately $230 million in the fourth quarter of 2005, which will be deferred for accounting purposes and recognized as a reduction of time charter hire expense over the initial charter periods. The Registrant will use the proceeds of the sale to reduce debt.

A subsidiary of the Registrant has granted the underwriters of the public offering an option to purchase an additional 2.4 million shares of DHT common stock at the initial public price to cover over-allotments.

A copy of the press release issued on October 13, 2005 announcing the sale of the seven vessels is attached hereto as Exhibit 99 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99	Press Release dated October 13, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Overseas Shipholding Group, Inc.
(Registrant)
By: /s/Myles R. Itkin
Name: Myles R. Itkin Title: Senior Vice President, Chief Financial Officer and Treasurer

Date: October 18, 2005

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release dated October 13, 2005